Exhibit 5.7

[Letterhead of Davenport, Evans, Hurwitz & Smith, L.L.P.]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

     For purposes of issuing this opinion only, we have acted as local counsel in the State of South Dakota to Sutran, Inc., a South Dakota corporation (the “Company”), in connection with its guarantee of the 10 3/4% Senior Notes due 2011 issued by Laidlaw International, Inc., a Delaware corporation (“Laidlaw”), pursuant to an Indenture dated as of June 3, 2003, among Laidlaw, the subsidiaries of Laidlaw listed therein, and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the First Supplemental Indenture dated as of June 18, 2003 (as supplemented, herein the “Indenture”). As described in the Form S-4 Registration Statement of Laidlaw International, Inc. of even date herewith (the “Registration Statement”), such Senior Notes are being issued in exchange for existing senior notes of Laidlaw. Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings set forth in the Indenture.

     In rendering this opinion to you we have examined executed copies of the Registration Statement, the Indenture and the Guarantee, and have, with your approval, assumed the following without independent investigation:

          (a) All signatures on all documents submitted to us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as certified copies, telecopies or photocopies conform to the originals of such documents, which themselves are authentic.

          (b) All representations and warranties made by the parties to the Indenture and the Guarantee were and are true, complete and correct in all relevant respects.

          (c) All documents which state they are to be governed by the laws of the State of New York are enforceable under the laws of the State of New York.

          (d) There are no agreements among the parties or with any third party which would have an effect on the opinions expressed herein.

     We have also examined such certificates or comparable documents of officers of the Company and public officials as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     As to all questions of fact material to this opinion that have not been independently established, we have relied upon the representations and warranties of the Company contained in the documents. As used herein, “to our knowledge” means the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated in connection herewith.

     Subject to the foregoing assumptions and to the qualifications and limitations below expressed, we are of the opinion, insofar as the laws of the State of South Dakota are concerned, that:

     1. The Company is validly existing and in good standing under its jurisdiction of organization.

     2. As of the date of the Indenture, the Company had all necessary corporate power and authority to enter into, and as of the date hereof, the Company has all necessary corporate power and authority to perform its obligations under, the Indenture.

     3. The execution, delivery and performance by the Company of the Indenture have been authorized by all necessary action of the Company.

     4. When the Registration Statement becomes effective under the Securities Act of 1933 and the Guarantee of the Senior Notes is executed and delivered in accordance with the terms of the exchange offer in exchange for the guaranty by the Company of the existing senior notes of Laidlaw, the Guarantee will be validly executed and delivered and will constitute a valid and binding obligation of the Company.

Conditions, Limitations and Exceptions

     Our opinions as hereinabove expressed are subject to the following qualifications, limitations, assumptions and exceptions:

(a)	The enforceability of the Guarantee may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, or other similar laws relating to or affecting the rights of creditors generally, (ii) general principles of equity, whether enforceability is considered in a proceeding at law or in equity, and (iii) the overriding public policy of the State of South Dakota.

(b)	With respect to the choice of law provisions incorporated into the Guarantee, South Dakota judicial decisions have held that contracts must be construed in accordance with the laws of the place where they are made unless it can be shown that it was the intention of the parties to be bound by the law of some other jurisdiction. The South Dakota Supreme Court has held that, when parties to a contract agree that such contract shall be governed by the laws of a specific state, the laws of that specific state shall govern provided: (i) the parties to such contracts are not greatly disparate in bargaining power; (ii) the choice of law provision is reasonable and fair; (iii) enforcement of the choice of law provision would not be unfair or unreasonable; (iv) opportunity existed for negotiation of the choice of law provisions; and (v) the use of the choice of law provision does not violate overriding public policy considerations within the State of South Dakota. Our opinion is based on the assumption that the foregoing requirements have been satisfied with respect to the choice of law provisions. We express no opinion as to whether the foregoing requirements have been satisfied.

(c)	The Guarantee incorporates provisions which establish the jurisdiction and venue for actions arising therefrom. With respect to jurisdiction and venue-selection clauses, the South Dakota Supreme Court has held that when the parties to a contract agree that actions arising from the contract will be brought in a particular jurisdiction, that agreement should be given effect unless it is shown that to do so would be unfair or unreasonable. Therefore, the enforceability of such provisions is uncertain.

(d)	Under SDCL 56-1-18, the obligations of a guarantor must be neither larger in amount nor in other respects more burdensome than that of the principal. Also, under SDCL 56-1-22, a guarantor is exonerated except so far as he may be indemnified by the principal if by any act of the creditor, without the consent of the guarantor, the original obligation of the principal is altered in any respect or the remedies or rights of the creditor against the principal in respect thereto are in any way impaired or suspended. The Guarantee may be unenforceable to the extent inconsistent with such statutes.

     We express no opinion with regard to any matter which may be governed by the law of any jurisdiction other than the laws of the State of South Dakota.

     This opinion is rendered as of the effective date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. Further, we undertake no obligation or responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions contemplated by the Indenture.

     This opinion is solely for the benefit of the addressees hereof, their successors and assigns, in connection with the Indenture and may not be used in any other context or circulated or quoted to, or relied upon by, any other person or entity for any purpose without our express written consent. We hereby expressly consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ DAVENPORT, EVANS, HURWITZ & SMITH, L.L.P.